SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[X]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

FINISAR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

1308 Moffett Park Drive

Sunnyvale, California 94089

      August 28, 2003

Dear Stockholder:

      This year’s annual meeting of stockholders will be held on Wednesday, October 1, 2003, at 10 a.m. local time, at the Wyndham Garden Hotel, 1300 Chesapeake Terrace, Sunnyvale, California. You are cordially invited to attend.

      The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

      After reading the Proxy Statement, please promptly mark, sign and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy card or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

      A copy of our Annual Report for the fiscal year ended April 30, 2003 is also enclosed for your information. At the annual meeting we will review our activities over the past year and our plans for the future. The Board of Directors and Management look forward to seeing you at the annual meeting.

Very truly yours,

JERRY S. RAWLS
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held October 1, 2003

To the Stockholders:

      Please take notice that the 2003 annual meeting of the stockholders of Finisar Corporation, a Delaware corporation, will be held on Wednesday, October 1, 2003, at 10 a.m. local time, at the Wyndham Garden Hotel, 1300 Chesapeake Terrace, Sunnyvale, California, for the following purposes:

1. To elect two (2) Class I directors to hold office for a three-year term and until their respective successors are elected and qualified.

2. To approve certain provisions of the 1999 Stock Option Plan in order to preserve our ability to deduct in full certain plan-related compensation under Section 162(m) of the Internal Revenue Code.

3. To consider, approve and ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending April 30, 2004.

4. To transact such other business as may properly come before the meeting.

      Stockholders of record at the close of business on August 18, 2003 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 1308 Moffett Park Drive, Sunnyvale, California 94089.

By Order of the Board of Directors,

STEPHEN K. WORKMAN
Secretary

Sunnyvale, California

August 28, 2003

IMPORTANT:     Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

i

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
SOLICITATION AND VOTING OF PROXIES
INFORMATION ABOUT FINISAR CORPORATION
EXECUTIVE COMPENSATION AND OTHER MATTERS
EQUITY COMPENSATION PLAN INFORMATION
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
COMPARISON OF STOCKHOLDER RETURN
ELECTION OF DIRECTORS
APPROVAL OF CERTAIN PROVISIONS OF THE 1999 STOCK OPTION PLAN
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	Our Board of Directors is providing these proxy materials for you in connection with our 2003 annual meeting of stockholders, which will take place on October 1, 2003. Stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:	What information is contained in these materials?

A:	The information included in this Proxy Statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of directors and our most highly paid officers, and certain other required information. Our Annual Report for the fiscal year ended April 30, 2003, proxy card and return envelope are also enclosed.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are three proposals scheduled to be voted on at the annual meeting:

•	the election of two directors to Class I of the Board of Directors;

•	the approval of certain provisions of the 1999 Stock Option Plan; and

•	the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending April 30, 2004.

Q:	What is Finisar’s voting recommendation?

A:	Our Board of Directors recommends that you vote your shares “FOR” each of the nominees to the Board of Directors; “FOR” the approval of certain provisions of the 1999 Stock Option Plan; and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors.

Q:	What shares owned by me can be voted?

A:	All shares owned by you as of the close of business on August 18, 2003 (the “Record Date”) may be voted by you. You may cast one vote per share of common stock that you held on the Record Date. These shares include shares that are: (1) held directly in your name as the stockholder of record and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held as stockholder of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Finisar. As the stockholder of record, you have the right to grant your voting proxy directly to Finisar or to vote in person at the annual meeting. We have enclosed a proxy card for you to use.

          Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You may also vote by telephone as described below under “How can I vote my shares without attending the annual meeting?”

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting. Shares held in street name may be voted in person by you if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the annual meeting by telephone or completing and mailing your proxy card or voting instruction card in the enclosed pre-paid envelope. Please refer to the enclosed materials for details.

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the annual meeting. You may accomplish this by granting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions) or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” both of the nominees or your vote may be “WITHHELD” with respect to one or both of the nominees. For approval of certain provisions of the 1999 Stock Option Plan and ratification of Ernst & Young LLP as our independent auditors, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN” from the vote on certain provisions of the 1999 Stock Option Plan, it will have the same effect as a vote “AGAINST.” If you “ABSTAIN” from the vote on ratification of our auditors, it will have no effect on the outcome of the proposal. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election for directors, the two persons receiving the highest number of “FOR” votes will be elected. The proposal regarding the approval of certain provisions of the 1999 Stock Option Plan and ratification of the independent public auditors requires the affirmative “FOR” vote of a majority of those shares present and entitled to vote at the annual meeting. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes, as described in the section entitled “Solicitation and Voting of Proxies.”

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the 2003 Annual Meeting?

A:	We will announce preliminary voting results at the annual meeting and publish final results in our Quarterly Report on Form 10-Q for the quarter ending October 31, 2003.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

      The accompanying proxy is solicited by the Board of Directors of Finisar Corporation, a Delaware corporation, for use at its annual meeting of stockholders to be held on October 1, 2003, or any adjournment or postponement, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying form of proxy were first sent or given to stockholders on August 28, 2003.

SOLICITATION AND VOTING OF PROXIES

      Finisar will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail, we will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who hold our stock registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

      On August 18, 2003, we had outstanding 212,667,563 shares of common stock, par value $.001 per share, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by him or her. There are no cumulative voting rights. Our Bylaws provide that a majority of all of the shares of common stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

      All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a stockholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy at any time before the time it is exercised by delivering to our Secretary a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

Voting By Telephone

      If you hold your shares directly registered in your name with American Stock Transfer & Trust Company, you may vote by telephone. To vote by telephone, call 1-800-PROXIES. If you hold your shares in an account with a broker or a bank that participates in the ADP Investor Communication program, your voting form from your broker or bank will show the telephone number to call.

      Votes submitted by telephone must be received by 11:59 p.m. Eastern Time on September 30, 2003. Submitting your proxy by telephone will not affect your right to vote in person should you decide to attend the annual meeting.

INFORMATION ABOUT FINISAR CORPORATION

Stock Ownership of Certain Beneficial Owners and Management

      The following table sets forth information known to us regarding the beneficial ownership of our common stock as of August 18, 2003 by:

•	each stockholder who is known by us to beneficially own more than 5% of our common stock;

•	each of our executive officers listed on the Summary Compensation Table under “Executive Compensation and Other Matters” below;

•	each of our directors; and

•	all of our executive officers and directors as a group.

	Shares of Common Stock
	Beneficially Owned(1)

Name of Beneficial Owner(1)	Number	Percentage

5% Stockholders:
FMR Corp.(2)	11,427,468	5.4%
Executive Officers and Directors:
Frank H. Levinson(3)	40,481,879	19.0%
Jerry S. Rawls(4)	8,952,037	4.2%
Mark J. Farley(5)	3,685,451	1.7%
Stephen K. Workman(6)	661,082	*
Richard Woodrow(7)	585,695	*
Fariba Danesh	179,693	*
Larry D. Mitchell(8)	108,500	*
Roger C. Ferguson(9)	104,000	*
Michael C. Child(10)	51,836	*
Dallas W. Meyer(11)	0	*
All executive officers and directors as a group (10 persons)(12)	54,810,173	25.5%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each of the named individuals is: c/o Finisar Corporation, 1308 Moffett Park Drive, Sunnyvale, CA 94089. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. All shares of common stock subject to options exercisable within 60 days following August 18, 2003 are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person. Accordingly, percent ownership is based on 212,667,563 shares of common stock outstanding as of August 18, 2003 plus any shares issuable pursuant to options held by the person or group in question which may be exercised within 60 days following August 18, 2003. Except as indicated in the other footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, these persons have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them.

(2)	Based on information contained in a Schedule 13G dated May 12, 2003, filed with the Securities and Exchange Commission. Includes 11,427,468 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”) as a result of acting as investment adviser to various investment companies. The number of shares of Finisar common stock owned by the investment companies at April 30, 2003 included 1,213,268 shares of common stock resulting from the assumed conversion of $6,703,000 principal amount of Finisar’s 5.25% Convertible Subordinated Notes Due 2008. Fidelity is a wholly-owned subsidiary of FMR Corp. Fidelity is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940. The address of FMR Corp. and Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	Includes 33,696,879 shares held by the Frank H. & Wynnette Levinson 1998 Revocable Trust, 6,485,000 shares held by Seti Trading Co., Inc., a family holding company owned by the Frank H. and Wynnette Levinson 1998 Revocable Trust, and 100,000 shares held by Mr. Levinson’s wife as custodian for their daughter. Does not include 2,654,618 shares held by the trustee of the Irrevocable Trust of Frank H. Levinson and Wynnette Levinson dated July 15, 1999, 200,000 shares held by

Mr. Levinson’s adult children and 3,975,000 shares held by trusts for Mr. Levinson’s children, as to which shares Mr. Levinson disclaims beneficial ownership. Includes 200,000 shares issuable upon exercise of options exercisable within 60 days following August 18, 2003.

(4)	Includes 5,875,834 shares held by The Rawls Family, L.P. Mr. Rawls is the president of the Rawls Management Corporation, the general partner of The Rawls Family, L.P. Includes 3,000,000 shares subject to a prepaid forward contract pursuant to which the Rawls Family L.P. wrote a covered call option and purchased a put option. Includes 200,000 shares issuable upon exercise of options exercisable within 60 days following August 18, 2003.

(5)	Includes 1,804,672 shares held by the Farley Family Trust and 1,872,620 shares issuable upon exercise of options exercisable within 60 days following August 18, 2003. Does not include 900,000 shares held by the trustee of an irrevocable trust for the benefit of Mr. Farley’s child.

(6)	Includes 120,000 shares subject to a right of repurchase in favor of Finisar which lapses over time and 119,000 shares issuable upon exercise of options exercisable within 60 days following August 18, 2003.

(7)	Includes 119,000 shares issuable upon exercise of options which expire in September 2003. Mr. Woodrow resigned from Finisar in August 2003.

(8)	Includes 76,000 shares issuable upon exercise of options exercisable within 60 days following August 18, 2003.

(9)	Includes 24,000 shares which are subject to a right of repurchase in favor of Finisar which lapses over time and 4,000 shares issuable upon exercise of options exercisable within 60 days following August 18, 2003.

(10)	Includes 4,000 shares issuable upon exercise of options exercisable within 60 days following August 18, 2003.

(11)	Mr. Meyer resigned from Finisar in November 2002.

(12)	Includes 144,000 shares subject to a right of repurchase in favor of Finisar and 2,594,620 shares issuable upon exercise of options exercisable within 60 days following August 18, 2003.

Management

      Our Board of Directors is currently fixed at five directors. Our certificate of incorporation provides that the terms of office of the members of the Board of Directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2003, Class II, whose term will expire at the annual meeting of stockholders to be held in 2004, and Class III, whose term will expire at the annual meeting of stockholders to be held in 2005. At each annual meeting of stockholders, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our nonemployee directors devote such time to our affairs as is necessary to discharge their duties. There are no family relationships among any of our directors, officers or key employees.

      Our President, Secretary and Chief Financial Officer are elected by the Board of Directors, all other executive officers are elected by the Board of Directors or appointed by the President, and all officers serve at the discretion of the Board of Directors. Each of our officers and directors, other than nonemployee directors, devotes his or her full time to the affairs of Finisar.

      Directors. This section sets forth for our current directors, including the nominees for Class I directors to be elected at this meeting, information concerning their age and background as of August 18, 2003.

			Director
Name	Position with Finisar	Age	Since

Class I directors nominated for election at the 2003 Annual Meeting of Stockholders:
Roger C. Ferguson	Director	60	1999
Larry D. Mitchell	Director	60	1999
Class II director whose term expires at the 2004 Annual Meeting of Stockholders:
Frank H. Levinson	Chairman of the Board and Chief Technical Officer	50	1988
Class III directors whose terms expire at the 2005 Annual Meeting of Stockholders:
Michael C. Child	Director	48	1998
Jerry S. Rawls	Director, President and Chief Executive Officer	59	1989

Nominees for Election for a Three Year Term Expiring at the 2006 Annual Meeting of Stockholders

      Roger C. Ferguson has been a member of our Board of Directors since August 1999. Mr. Ferguson has served as a principal in VenCraft, LLC, a venture capital partnership, since July 1997. From June 1999 to December 2001, Mr. Ferguson served as Chief Executive Officer of Semio Corp., an early stage software company. From August 1993 to July 1997, Mr. Ferguson was Chief Executive Officer of DataTools, Inc., a database software company. From 1987 to 1993, Mr. Ferguson served as Chief Operating Officer for Network General Inc., a network analysis company. Mr. Ferguson also serves as the Chairman of the Board of Directors of Semio Corp. Mr. Ferguson holds a B.A. in Psychology from Dartmouth College and an M.B.A. from the Amos Tuck School at Dartmouth.

      Larry D. Mitchell has been a member of our Board of Directors since October 1999. Mr. Mitchell has been retired since October 1997. From October 1994 to October 1997, he served as a site General Manager in Roseville, California for Hewlett-Packard. Mr. Mitchell also serves on the Board of Directors of Placer Sierra Bank. Mr. Mitchell holds a B.A. in Engineering Science from Dartmouth College and an M.B.A. from the Stanford Graduate School of Business.

Director Continuing in Office Until the 2004 Annual Meeting of Stockholders

      Frank H. Levinson founded Finisar in April 1987 and has served as a member of our Board of Directors since February 1988 and as our Chairman of the Board and Chief Technical Officer since August 1999. Dr. Levinson also served as our Chief Executive Officer from February 1988 to August 1999. From September 1980 to December 1983, Dr. Levinson was a member of Technical Staff at AT&T Bell Laboratories. From January 1984 to July 1984, he was a Member of Technical Staff at Bellcore, a provider of services and products to the communications industry. From April 1985 to December 1985, Dr. Levinson was the principal optical scientist at Raychem Corporation, and from January 1986 to February 1988, he was Optical Department Manager at Raynet, Inc., a fiber optic systems company. Dr. Levinson holds a B.S. in Mathematics/ Physics from Butler University and an M.S. and Ph.D. in Astronomy from the University of Virginia.

Directors Continuing in Office Until the 2005 Annual Meeting of Stockholders

      Michael C. Child has been a member of our Board of Directors since November 1998. Mr. Child has been employed by TA Associates, Inc., a venture capital investment firm, since July 1982 where he currently serves as a Managing Director. Mr. Child also serves on the Board of Directors of Fargo

Electronics. Mr. Child holds a B.S. in Electrical Engineering from the University of California at Davis and an M.B.A. from the Stanford Graduate School of Business.

      Jerry S. Rawls has served as a member of our Board of Directors since March 1989 and as our Chief Executive Officer since August 1999. Mr. Rawls has also served as our President since April 2003 and previously held that title from April 1989 to September 2002. From September 1968 to February 1989, Mr. Rawls was employed by Raychem Corporation, a materials science and engineering company, where he held various management positions including Division General Manager of the Aerospace Products Division and Interconnection Systems Division. Mr. Rawls holds a B.S. in Mechanical Engineering from Texas Tech University and an M.S. in Industrial Administration from Purdue University.

      Meetings of the Board of Directors. During the fiscal year ended April 30, 2003, our Board of Directors held eleven meetings. During that period the Audit Committee of the Board held ten meetings and the Compensation Committee of the Board held five meetings. No director attended fewer than 75% of the total number of meetings of the Board and all of the committees of the Board on which such director served during that period. The Board has no standing nominating committee.

      The members of the Audit Committee during fiscal 2003 were Messrs. Child, Ferguson and Mitchell. The functions of the Audit Committee include overseeing the quality of our financial reports and other financial information and our compliance with legal and regulatory requirements; appointing and evaluating our independent auditors, including reviewing their independence, qualifications and performance and reviewing and approving the terms of their engagement for audit services and non-audit services; and establishing and observing complaint procedures regarding accounting, internal auditing controls and auditing matters. For additional information about the Audit Committee, see “Report of the Audit Committee” below.

      The members of the Compensation Committee during fiscal 2003 were Messrs. Child and Ferguson. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all of our executive officers and establishes and reviews general policies relating to compensation and benefits of our employees. For additional information about the Compensation Committee, see “Report Of The Compensation Committee On Executive Compensation” and “Executive Compensation and Other Matters” below.

      Executive Officers. This section sets forth a list of our current executive officers and information concerning their age and background as of August 18, 2003.

Name	Position with Finisar	Age

Jerry S. Rawls	President and Chief Executive Officer	59
Frank H. Levinson	Chairman of the Board and Chief Technical Officer	50
Fariba Danesh	Senior Vice President and Chief Operating Officer	45
Mark J. Farley	Senior Vice President, Engineering	41
Stephen K. Workman	Senior Vice President, Finance, Chief Financial Officer and Secretary	52

      Information concerning Messrs. Rawls and Levinson is set forth above under “Directors.”

      Fariba Danesh has served as our Senior Vice President and Chief Operating Officer since April 2003. Ms. Danesh served as President and Chief Operating Officer of Genoa Corporation from June 2002 to April 2003, when Genoa was acquired by Finisar. From June 2000 to June 2002, she served as Genoa’s Senior Vice President, Operations. Prior to joining Genoa, Ms. Danesh worked for Sanmina Corporation as Vice President, Manufacturing, from September 1999 to June 2000. From February 1996 to August 1999, Ms. Danesh served in various positions at Seagate Technology, her most recent position being Vice President and General Manager, U.S. Media Operations. Ms. Danesh holds a B.S. in Biochemical Engineering from Santa Clara University.

      Mark J. Farley has served as our Senior Vice President, Engineering since August 2002 and as our Vice President, Engineering from December 2001 to August 2002. From April 1996 to December 2001, Mr. Farley served as our Vice President, Digital Receiver Engineering. From August 1991 to April 1996, Mr. Farley was a consulting design engineer. During that time, Mr. Farley was heavily involved in the design of Finisar’s early products. From September 1986 to August 1991, Mr. Farley was a hardware design manager with Raynet, Inc. From September 1984 to September 1986, he was a hardware design engineer at Tandem Computers. Mr. Farley holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology.

      Stephen K. Workman has served as our Senior Vice President, Finance and Chief Financial Officer since August 2002 and as our Secretary since August 1999. Mr. Workman served as our Vice President and Chief Financial Officer from March 1999 to August 2002. From November 1989 to March 1999, Mr. Workman served as Chief Financial Officer at Ortel Corporation. Mr. Workman holds a B.S. in Engineering Science and an M.S. in Industrial Administration from Purdue University.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

Summary Compensation Information

      The following table sets forth information concerning the compensation of our Chief Executive Officer, our four other most highly compensated executive officers as of April 30, 2003, and one other individual who served as an executive officer for a portion of the fiscal year ended April 30, 2003, during the fiscal years ended April 30, 2003, 2002 and 2001.

Summary Compensation Table

		Annual Compensation
						Long Term
						Compensation
						Awards

						Securities
					Other Annual	Underlying		All Other
Name and Principal Position	Year	Salary	Bonus		Compensation	Options		Compensation

Jerry S. Rawls	2003	$218,077	—		$5,340	1,000,000	(1)	—
President and	2002	225,000	—		4,805	—		—
Chief Executive Officer	2001	220,192	$500		48,845	—		—
Richard Woodrow(2)	2003	$225,000	—		5,885	200,000	(1)	—
Senior Vice President, Sales	2002	200,000	—		1,846	100,000	(1)	—
and Marketing	2001	190,385	5,500		5,161	65,000	(1)	—
Stephen K. Workman	2003	$193,846	—		1,685	200,000	(1)	—
Senior Vice President, Finance,	2002	200,000	—		1,846	100,000	(1)	—
Chief Financial Officer	2001	190,385	5,500		5,439	65,000	(1)	—
and Secretary
Mark J. Farley	2003	$193,842	—		6,952	200,000	(1)	—
Senior Vice President,	2002	201,500	—		1,660	100,000	(1)	—
Engineering	2001	193,269	5,500		9,158,541 (3)	105,000	(1)	—
Fariba Danesh(4)	2003	$20,827	100,000	(5)	274	750,000	(1)	—
Senior Vice President and	2002	—	—		—	—		—
Chief Operating Officer	2001	—	—		—	—		—
Dallas W. Meyer(6)	2003	$125,000	—		19,731	—		$437,697 (7)
Former Vice President,	2002	253,500	—		3,278	100,000	(1)	—
Operations	2001	184,451	100,000	(5)	5,784	700,000	(1)	—

(1)	Option vests at the rate of 20% per year over a period of five years.

(2)	Mr. Woodrow served as Vice President, Sales and Marketing-Optics from November 2000 to September 2002, as President from September 2002 to April 2003 and as Senior Vice President, Sales and Marketing from April 2003 until he resigned from Finisar in August 2003.

(3)	Includes $9,139,821 realized upon the exercise of stock options, based on the difference between the market value on the date of exercise and the exercise price of the options.

(4)	Ms. Danesh became Senior Vice President and Chief Operating Officer in April 2003.

(5)	Signing bonus.

(6)	Mr. Meyer resigned from Finisar in November 2002.

(7)	Represents the outstanding balance of a loan (including accrued interest) from and forgiven by Finisar.

Stock Options Granted in Fiscal 2003

      The following table sets forth information regarding grants of stock options to the executive officers named in the Summary Compensation Table above during the fiscal year ended April 30, 2003. All of these options were granted under our 1999 Stock Option Plan. The percentage of total options set forth below is based on an aggregate of 23,833,800 options granted during the fiscal year. All options were granted at the fair market value of our common stock, as determined by the Board of Directors on the date of grant. Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the SEC and do not represent Finisar’s estimate or projection of the future common stock price.

Options Granted in Fiscal Year Ended April 30, 2003

	Individual Grants					Potential Realizable Value
						at Assumed Annual Rates
	Number of	% of Total			Deemed	of Stock Price
	Securities	Options			Value Per	Appreciation for
	Underlying	Granted to	Exercise		Share At	Option Term
	Options	Employees in	Price	Expiration	Date of
Name	Granted(1)	Fiscal Year	($/Share)	Date	Grant	5%	10%

Jerry S. Rawls	1,000,000	4.20%	$1.73	6/7/12	$1.73	$1,087,988	$2,757,174
Richard Woodrow	200,000	0.84%	1.73	6/7/12	1.73	217,598	551,435
Stephen K. Workman	200,000	0.84%	1.73	6/7/12	1.73	217,598	551,435
Mark J. Farley	200,000	0.84%	1.73	6/7/12	1.73	217,598	551,435
Fariba Danesh	750,000	3.15%	0.76	4/29/13	0.76	358,470	908,433
Dallas W. Meyer	—	—	—	—	—	—	—

(1)	These options vest at the rate of 20% per year over a period of five years.

Option Exercises and Fiscal 2003 Year-End Values

      The following table provides the specified information concerning exercises of options to purchase our common stock in the fiscal year ended April 30, 2003, and unexercised options held as of April 30, 2003, by the persons named in the Summary Compensation Table above.

Aggregate Option Exercises In Fiscal 2003 and Values at April 30, 2003

			Number of Securities Underlying		Value of Unexercised In-The
			Unexercised Options At		Money Options At
	Shares		Fiscal Year End		Fiscal Year End(1)
	Acquired	Value
Name	on Exercise	Realized	Exercisable(2)	Unexercisable(2)	Exercisable(2)	Unexercisable(2)

Jerry S. Rawls	—	—	—	1,000,000	—	—
Richard Woodrow	—	—	—	150,000	—	$132,000
Stephen K. Workman	—	—	—	120,000	—	59,196
Mark J. Farley	—	—	1,811,620	343,000	$1,551,388	—
Fariba Danesh	—	—	—	750,000	—	127,500
Dallas W. Meyer	—	—	—	—	—	—

(1)	Based on a fair market value of $0.93, the closing price of our common stock on April 30, 2003, as reported by the Nasdaq National Market.

(2)	Stock options granted under the 1999 Stock Option Plan prior to our initial public offering of common stock in November 1999 are generally immediately exercisable at the date of grant, but shares received upon exercise of unvested options are subject to repurchase by Finisar. Options granted after the date of our initial public offering under the 1999 Stock Option Plan are generally not immediately exercisable at the date of grant and vest at the rate of 20% per year over a period of five years.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

      We have approved an executive retention and severance plan, the executive severance plan, in which Messrs. Rawls, Levinson, Workman and Farley and Ms. Danesh are eligible to participate. The executive severance plan provides that in the event of a qualifying termination, each eligible officer will be entitled to receive (i) a lump sum payment equal to two years’ base salary (excluding bonus) and (ii) medical, dental and insurance coverage for two years, or reimbursement of premiums for COBRA continuation coverage during such period. A qualifying termination is defined as an involuntary termination other than for cause or a voluntary termination for good reason upon or within 18 months following a change in control, as such terms are defined in the executive severance plan. In addition, the executive severance plan provides that the vesting of stock options held by eligible officers will be accelerated as follows: (i) one year of accelerated vesting upon a change of control, if the options are assumed by a successor corporation, (ii) 100% accelerated vesting if the options are not assumed by a successor corporation, and (iii) 100% accelerated vesting upon a qualifying termination.

      In addition to the executive severance plan, pursuant to the 1999 Stock Option Plan, upon a change in control, as defined therein, the vesting of options not assumed or substituted by the surviving corporation will accelerate and the options will become immediately exercisable and vested in full. See “Summary of the 1999 Stock Option Plan” for more information concerning these change in control provisions.

Compensation of Directors

      Non-employee directors receive an annual retainer of $17,500, $1,500 for attendance in person at each meeting of the Board of Directors or committee meeting (with meetings of the Board of Directors and all committees held within any twenty-four hour period considered to be a single meeting) and $500 for attendance at such meetings via telephone. In addition, members of the Audit Committee receive an annual retainer of $5,000, and the Chairman of the Audit Committee receives $2,500 for annual service in such capacity. Non-employee directors are also eligible to receive stock options. We reimburse directors for their reasonable expenses incurred in attending meetings of the Board of Directors.

Compensation Committee Interlocks and Insider Participation In Compensation Decisions

      The Compensation Committee for fiscal year 2003 was composed of Michael C. Child and Roger C. Ferguson. No member of our Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Certain Relationships and Related Transactions

      In March 1999, we granted Mr. Workman an option to purchase an aggregate of 200,000 shares of common stock, with an exercise price of $1.31 per share. Mr. Workman exercised this option in full in April 1999. The exercise price was paid by Mr. Workman by delivery to us of a promissory note in the principal amount of $252,000 bearing interest at the rate of 6% per annum. This promissory note is payable in full by April 2004 and is collateralized by shares of our common stock owned by Mr. Workman.

      In January 2001, we loaned Mr. Meyer the principal amount of $400,000 in order to assist with the purchase of his primary residence. The loan was evidenced by a promissory note secured by a deed of trust and accrued interest at the rate of 5.9% per annum. The loan was due and payable on August 31, 2002, unless forgiven as described below. The promissory note provided that if the stock option value, as defined in the note, was less than $400,000 and the due date of the note had not accelerated pursuant to the terms of the note, then all interest and principal outstanding would be forgiven. For purposes of the note, stock option value was equal to the product obtained by multiplying the sum of all shares subject to options, including vested and unvested shares, granted by us to Mr. Meyer in calendar year 2000, by the value of the shares subject to the options, as defined in the note. The note defined the share value of the options as the difference between the price per share that Mr. Meyer must pay to exercise his options and the average closing price per share of our stock as traded on a national securities exchange and averaged over the ten trading days immediately preceding August 15, 2002. The average closing price per share of our stock for the ten trading days immediately preceding August 15, 2002 was less than the per share exercise price of the options granted to Mr. Meyer in calendar year 2000; accordingly, the note and accrued interest was forgiven in accordance with the terms of the note.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (“SEC”). Such persons are required by SEC regulations to furnish Finisar with copies of all Section 16(a) forms filed by such person.

      Based solely on our review of such forms furnished to us and written representations from certain reporting persons, during the fiscal year ended April 30, 2003 we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders were complied with, except that one statement of changes in beneficial ownership for each of Mark J. Farley, Richard Woodrow and Stephen K. Workman, each reporting one transaction, were filed late.

EQUITY COMPENSATION PLAN INFORMATION

      We currently maintain three compensation plans that provide for the issuance of our common stock to officers, directors, other employees or consultants. These consist of the 1999 Stock Option Plan (the “1999 Plan”) and the 1999 Employee Stock Purchase Plan (the “Purchase Plan”), which have been approved by our stockholders, and the 2001 Nonstatutory Stock Option Plan (the “2001 Plan”), which has not been approved by our stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of April 30, 2003:

Number of shares
remaining available for
	Number of shares to		future issuance under
	be issued upon	Weighted-average	equity compensation
	exercise of	exercise price of	plans (excluding
	outstanding options,	outstanding options,	shares reflected in
	warrants and rights	warrants and rights	column(a))
Plan Category(1)	(a)	(b)	(c)

Equity compensation plans approved by stockholders	22,666,183	$3.31	14,092,460 (2)
Equity compensation plan not approved by stockholders	1,227,475	$8.88	4,602,525

(1)	The information presented in this table excludes options assumed by Finisar in connection with acquisitions of other companies. As of April 30, 2003, 402,895 shares of our common stock were issuable upon exercise of these assumed options, at a weighted average exercise price of $1.46 per share.

(2)	Includes 501,578 shares that are reserved for issuance under the Purchase Plan.

Option Exchange Program

      On November 8, 2002, we announced that our Board of Directors had approved a voluntary stock option exchange program for eligible option holders. Under the program, eligible holders of Finisar’s options who elected to participate had the opportunity to tender for cancellation outstanding options in exchange for new options to be granted on a future date at least six months and one day after the date of cancellation. Members of our Board of Directors were not eligible to participate in the program. The option exchange program terminated on December 17, 2002. As of that date, holders of options to purchase an aggregate of 11,816,890 shares of common stock tendered their options for cancellation.

      On June 19, 2003, new options to purchase an aggregate of 11,144,690 shares of common stock were granted at an exercise price of $1.80 per share, the closing price for our common stock on that date. Each new option preserves the vesting schedule and the vesting commencement date of the option it replaced.

Material Features of the 2001 Nonstatutory Stock Option Plan

      As of April 30, 2003, 5,830,000 shares of our common stock were reserved for issuance under the 2001 Plan. The 2001 Plan was adopted by our Board on February 16, 2001 and provides for the granting of nonstatutory stock options to employees and consultants with an exercise price per share not less than 85% of the fair market value of our common stock on the date of grant. However, no person is eligible to be granted an option under the 2001 Plan whose eligibility would require approval of the 2001 Plan by our stockholders. Options granted under the 2001 Plan generally have a 10-year term and vest at the rate of 20% of the shares on the first anniversary of the date of grant and 20% of the shares each additional year thereafter until fully vested. Some of the options that have been granted under the 2001 Plan are subject to full acceleration of vesting in the event of a change in control of Finisar.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

Compensation Philosophy

      The goals of our compensation policy are to attract, retain and reward executive officers who contribute to our overall success by offering compensation that is competitive in the networking industry, to motivate executives to achieve our business objectives and to align the interests of officers with the long-term interests of stockholders. We currently use salary, bonuses and stock options to meet these goals.

Form of Compensation

      We provide our executive officers with a compensation package consisting of base salary, incentive bonuses and participation in benefit plans generally available to other employees. In setting total compensation, the Compensation Committee considers individual and company performance, as well as market information regarding compensation paid by other companies in our industry.

      Base Salary. Salaries for executive officers are initially set based on negotiation with individual executive officers at the time of recruitment and with reference to salaries for comparable positions in the networking industry for individuals of similar education and background to the executive officers being recruited. We also give consideration to the individual’s experience, reputation in his or her industry and expected contributions to Finisar. Salaries are generally reviewed annually by the Compensation Committee and are subject to increases based on (i) the Compensation Committee’s determination that the individual’s level of contribution to Finisar has increased since his or her salary had last been reviewed and (ii) increases in competitive pay levels.

      Bonuses. It is our policy that a substantial component of each officer’s potential annual compensation take the form of a performance-based bonus. Bonus payments to officers other than the Chief Executive Officer are determined by the Compensation Committee, in consultation with the Chief Executive Officer, based on our financial performance and the achievement of the officer’s individual performance objectives. The Chief Executive Officer’s bonus is determined by the Compensation Committee, without participation by the Chief Executive Officer, based on the same factors.

      Long-Term Incentives. Longer term incentives are provided through the 1999 Plan, which rewards executives and other employees through the growth in value of our stock. The Compensation Committee believes that employee equity ownership is highly motivating, provides a major incentive for employees to build stockholder value and serves to align the interests of employees with those of stockholders. Grants of stock options to executive officers are based upon each officer’s relative position, responsibilities, historical and expected contributions to Finisar, and the officer’s existing stock ownership and previous option grants, with primary weight given to the executive officers’ relative rank and responsibilities. Initial stock option grants designed to recruit an executive officer to join Finisar may be based on negotiations with the officer and with reference to historical option grants to existing officers. Stock options are granted at an exercise price equal to the market price of our common stock on the date of grant and will provide value to the executive officers only when the price of our common stock increases over the exercise price.

      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer or to any of the four other most highly compensated officers of a publicly held company. However, under applicable tax regulations, this deduction limit generally does not apply to compensation realized under a plan in existence prior to a company’s initial public offering until the first meeting of stockholders at which directors are to be elected held after the close of the third calendar year following the calendar year of the initial public offering. Accordingly, we believe that compensation realized in connection with options granted under the 1999 Plan prior to the 2003 Annual Meeting will not be subject to the deduction limit. Following the 2003 Annual Meeting, only compensation realized in connection with awards granted under the 1999 Plan that qualifies as performance-based compensation will be excluded from the deduction limit. For this reason, the Company is requesting that the stockholders approve at the 2003 Annual Meeting certain provisions of the 1999 Plan intended to qualify as performance-based the compensation that may be realized by the Company’s executive officers in connection with stock options granted under the 1999 Plan. Non-performance based compensation paid to the executive officers for the 2002 fiscal year did not exceed the $1 million limit per officer. Because it is unlikely that the cash compensation payable to any of the executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

2003 Compensation

      Compensation for the Chief Executive Officer and other executive officers for 2003 was set according to the established compensation policy described above. Frank H. Levinson, our Chairman of the Board and Chief Technical Officer, voluntarily agreed to forego the payment of salary during a portion of fiscal 2003. At the end of fiscal 2003, we determined that no performance bonuses would be paid to our executive officers.

COMPENSATION COMMITTEE

Michael C. Child
Roger C. Ferguson

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee consists of three directors, each of whom, in the judgment of the Board, is “independent” as defined under the listing standards for the Nasdaq Stock Market. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. A copy of the charter is attached to this Proxy Statement as Appendix A.

      The primary purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing and reporting to the Board on the integrity of the financial reports and other financial information provided by Finisar to any governmental body or to the public, and on Finisar’s compliance with legal and regulatory requirements. Consistent with these functions, the Audit Committee encourages continuous improvement of, and fosters adherence to, Finisar’s financial policies, procedures and practices at all levels.

      The Audit Committee is responsible for retaining Finisar’s independent public accountants, evaluating their independence, qualifications and performance and approving in advance the engagement of the independent public accounting firm for all audit and non-audit services. Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles, the system of internal controls, and procedures designed to insure compliance with applicable laws and regulations. Finisar’s independent public accountants are responsible for auditing the financial statements. The Audit Committee meets with such independent public accountants and management to review the scope and the results of the annual audit, Finisar’s audited financial statements and other related matters as set forth in the charter. However, the members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and the Audit Committee’s role does not include providing to stockholders, or others, special assurances regarding such matters.

      The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and Finisar that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, which relates to the auditors’ independence from Finisar and its related entities, discussed with the auditors any relationship that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

      The Audit Committee has reviewed and discussed Finisar’s audited financial statements with management. The Audit Committee has discussed with Ernst & Young LLP, Finisar’s independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which include, among other items, matters related to the conduct of the audit of Finisar’s financial statements. In addition, the Audit Committee has met with Ernst & Young LLP, with and without management present, to discuss the overall scope of Ernst & Young LLP’s audit, the result of their examinations, their evaluations of Finisar’s internal controls and the overall quality of Finisar’s financial reporting.

      Based on the review and discussions referred to above, the Audit Committee recommended to Finisar’s Board of Directors that Finisar’s audited financial statements be included in Finisar’s Annual Report on Form 10-K for the fiscal year ended April 30, 2003.

AUDIT COMMITTEE
Michael C. Child
Roger C. Ferguson
Larry D. Mitchell

      The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any filing of Finisar under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Finisar specifically incorporates such information by reference.

Audit and Non-Audit Fees

      The following sets forth the fees billed to Finisar for the fiscal years ended April 30, 2002 and April 30, 2003 by Ernst & Young LLP:

      Audit Fees. The aggregate fees billed by Ernst & Young LLP for professional services for the audit of Finisar’s annual consolidated financial statements and review of financial statements included in Finisar’s quarterly reports on Form 10-Q for each of the last two fiscal years totaled $1,250,000 and $887,000, respectively.

      Audit — Related Fees. The aggregate fees billed by Ernst & Young LLP for assurance and related services that were reasonably related to the performance of the audit or review of Finisar’s financial statements for each of the last two fiscal years and are not included in the “audit fees” reported above totaled $292,000 and $123,000, respectively.

      Tax Fees. The aggregate fees billed by Ernst & Young LLP for professional services for tax compliance, tax advice and tax planning during each of the last two fiscal years totaled $83,000 and $83,000, respectively.

      Other Fees. During each of the last two fiscal years Ernst & Young LLP did not bill Finisar for any products or services other than those described above.

      The Audit Committee has considered the role of Ernst & Young LLP in providing audit and non-audit services to the Company and has concluded that such services are compatible with the independence of Ernst & Young LLP as Finsar’s accountants.

COMPARISON OF STOCKHOLDER RETURN

      Set forth below is a line graph comparing the annual percentage change in the cumulative total return on our common stock with the cumulative total returns of the CRSP Total Return Index for the Nasdaq Stock Market and the Amex Networking Index for the period commencing on November 12, 1999 and ending on April 30, 2003.

COMPARISON OF CUMULATIVE TOTAL RETURN FROM

NOVEMBER 12, 1999 THROUGH APRIL 30, 2003(1):
FINISAR, NASDAQ INDEX AND AMEX NETWORKING INDEX

	November 12, 1999	April 28, 2000	April 30, 2001	April 30, 2002	April 30, 2003

Finisar	$100.00	$589.00	$236.05	$100.91	$14.69
Nasdaq Index	$100.00	$119.13	$65.09	$52.41	$45.80
NWX	$100.00	$139.61	$61.14	$29.33	$22.05

(1)	Assumes that $100.00 was invested on November 12, 1999, at the offering price on the date of our initial public offering, in our common stock and each index. No cash dividends have been declared on our common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

ELECTION OF DIRECTORS

      We have a classified Board of Directors consisting of two Class I directors (Roger C. Ferguson and Larry D. Mitchell), one Class II director (Frank H. Levinson) and two Class III directors (Michael C. Child and Jerry S. Rawls) who will serve until the annual meetings of stockholders to be held in 2003, 2004 and 2005, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting dates.

      The terms of the Class I directors will expire on the date of the upcoming annual meeting. Accordingly, two persons are to be elected to serve as Class I directors of the Board of Directors at the meeting. Management’s nominees for election by the stockholders to those two positions are the current Class I members of the Board of Directors: Roger C. Ferguson and Larry D. Mitchell. Please see “Information About Finisar Corporation — Management” above for information concerning the nominees. If elected, the nominees will serve as directors until our Annual Meeting of Stockholders in 2006 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate. The proxies cannot be voted for a greater number of persons than two.

Vote Required and Board of Directors’ Recommendation

      If a quorum is present and voting, the two nominees for Class I director receiving the highest number of votes will be elected as Class I directors. Abstentions and broker non-votes have no effect on the vote.

      The Board of Directors recommends a vote “FOR” the nominees named above.

APPROVAL OF CERTAIN PROVISIONS OF THE 1999 STOCK OPTION PLAN

      Our stockholders have previously approved the 1999 Stock Option Plan (the “1999 Plan”), under which employees, consultants and members of the Board of Directors may be granted options to acquire shares of our common stock. The stockholders are now being asked to approve certain provisions of the 1999 Plan solely for the purpose of preserving our ability to deduct in full for federal income tax purposes the compensation recognized by our executive officers in connection with certain awards that may be granted in the future under the 1999 Plan.

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer or to any of the four other most highly compensated officers of a publicly held company. However, certain types of compensation, including performance-based compensation, are generally excluded from this limit. To enable compensation in connection with stock option awards granted following the 2003 Annual Meeting under the 1999 Plan to qualify as “performance-based” within the meaning of Section 162(m), the grant of such awards must be made by a compensation committee of the Board comprised solely of two or more “outside directors,” as defined by Section 162(m), the compensation an employee could receive in connection with such awards must be based solely on an increase in the value of the common stock after the date of grant, and the 1999 Plan must state the maximum number of shares for which such awards may be granted to any employee during a specified period. In addition, compensation related to such awards will qualify as performance-based only if the stockholders approve the class of employees eligible to receive such awards and the limit on the maximum number of shares for which such awards may be granted to an employee.

      The Board of Directors believes that it is in the best interests of Finisar and its stockholders to continue to preserve the ability of Finisar to deduct in full compensation related to stock option awards granted under the 1999 Plan. Therefore, solely for the purpose of qualifying such compensation as performance-based under Section 162(m) of the Code, we are asking our stockholders to approve the following provisions of the 1999 Plan (the “Section 162(m) Qualifying Provisions”):

•	All employees of Finisar or any parent or subsidiary corporation of Finisar are eligible to be granted stock option awards under the 1999 Plan.

•	No participant may receive under the 1999 Plan stock option awards for more than 12,000,000 shares of common stock in any fiscal year, provided that this limit will be appropriately adjusted for stock splits, stock dividends and similar changes to Finisar’s capital structure (the “Grant Limit”).

Summary of the 1999 Stock Option Plan

      Authorized Shares. As of July 31, 2003, the aggregate maximum number of shares of our common stock authorized for issuance under the 1999 Plan is 50,501,732. Of this amount, a total of 4,662,415 shares had been issued upon the exercise of previously granted options and options to purchase 30,125,767 shares were outstanding. If any outstanding option expires, terminates or is canceled, or if shares acquired pursuant to an option are repurchased by us at their original exercise price, the expired or repurchased shares are returned to the 1999 Plan and again become available for grant. However, no more than 43,500,000 shares, including shares that have been issued previously, will be available under the 1999 Plan for issuance upon the exercise of incentive stock options, as defined in Section 422 of the Code, regardless of whether any of such shares are subsequently repurchased.

      The 1999 Plan has been amended to preserve our ability to deduct in full, for federal income tax purposes, the compensation recognized by certain executive officers in connection with options granted under the 1999 Plan. Section 162(m) of the Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid by a publicly held company to its chief executive officer or to any of its four other most highly compensated officers. However, compensation that is deemed to be “performance-based” under Section 162(m) is generally excluded from this limit. To enable compensation received in connection with options granted under the 1999 Plan to qualify as performance-based, our Board of Directors has approved an amendment to the 1999 Plan to limit the number of options that can be granted under the plan. Under this limitation, no employee may be granted options for more than 12,000,000 shares in any fiscal year.

      Appropriate adjustments will be made to the maximum number of shares issuable under the 1999 Plan, the foregoing limit on incentive stock option shares, the Grant Limit and the number of shares and their exercise price under outstanding options upon any stock dividend, stock split, reverse stock split, recapitalization or similar change in our capital structure.

      Administration. The 1999 Plan is administered by the Board of Directors or a committee of the Board, which, in the case of options intended to qualify for performance-based compensation treatment under Section 162(m), must be comprised solely of two or more “outside directors” within the meaning of Section 162(m). (For purposes of this discussion, the term “Board” refers to either the Board of Directors or such committee.) Subject to the provisions of the 1999 Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability and vesting of each option, the purchase price and the type of consideration to be paid to Finisar upon the exercise of each option, the time of expiration of each option, and all other terms and conditions of the options. The Board may amend or cancel any option, waive any restrictions or conditions applicable to any option, and accelerate, extend or defer the exercisability or vesting of any option. The Board has the authority to interpret the provisions of the 1999 Plan and options granted thereunder, and any such interpretation of the Board will be binding.

      Eligibility. Options may be granted under the 1999 Plan to employees, directors and consultants of Finisar or of any parent or subsidiary of Finisar. In addition, options may be granted to prospective service providers in connection with written offers of employment, provided that no option may be exercised prior to such person’s commencement of service. As of July 31, 2003, we had approximately 2018 employees, including six executive officers and three directors who were eligible for option grants under the 1999 Plan. While any eligible person may be granted nonstatutory stock options, only employees may be granted incentive stock options.

      Terms and Conditions of Options. Each option granted under the 1999 Plan will be evidenced by a written agreement between Finisar and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 1999 Plan. Incentive stock options must have an exercise price that is not less than the fair market value of a share of our common stock on the date of grant, while nonstatutory stock options must have an exercise price equal that is not less than 85% of such fair market value. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Finisar or any parent or subsidiary of Finisar (a “10% Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of our common stock on the date of grant.

      The 1999 Plan provides that the option exercise price may be paid in cash, by check, if permitted by Finisar, by means of a promissory note for the amount in excess of the par value of the stock purchased if the optionee is an employee, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the option, by tender, to the extent legally permitted, of shares of our common stock owned by the optionee having a fair market value not less than the exercise price, or by such other lawful consideration as approved by the Board. No option may be exercised unless the optionee has made adequate provision for federal, state, local and foreign taxes, if any, relating to the exercise of the option, including, if permitted by us, through the optionee’s surrender of a portion of the option shares to us.

      Options will become vested and exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as may be specified by the Board. The maximum term of an option granted under the 1999 Plan is 10 years, provided that an incentive stock option granted to a 10% Stockholder must have a term not exceeding five years. An option generally will remain exercisable for thirty days following the optionee’s termination of service, unless such termination results from the optionee’s death or disability, in which case the option generally will remain exercisable for 12 months following termination, provided that in no case may an option be exercised after its expiration date.

      Incentive stock options are not transferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee. Nonstatutory stock options granted under the 1999 Plan may be assigned or transferred to the extent permitted by the Board and set forth in the option agreement.

      Change in Control. The 1999 Plan defines a “Change in Control” of Finisar as any of the following events as a result of which the stockholders of Finisar immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of our voting stock immediately before the event, direct or indirect beneficial ownership of a majority of the total combined voting power of the voting securities of Finisar, its successor or the corporation to which the assets of Finisar were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of our voting stock; (ii) a merger or consolidation in which Finisar is a party; (iii) the sale, exchange or transfer of all or substantially all of the assets of Finisar; or (iv) a liquidation or dissolution of Finisar. If a Change in Control occurs, the surviving, continuing, successor or purchasing corporation or other business entity or parent thereof may, without the consent of any optionee, either assume Finisar’s rights and obligations under the outstanding options or substitute substantially equivalent options for such corporation’s stock. If the options are not assumed or substituted with equivalent options, then any unexercisable and unvested portion of outstanding options will accelerate and become immediately exercisable and vested in full as of the date ten days prior to but conditioned upon the consummation of the Change in Control. In addition, the 1999 Plan authorizes the Board to provide in any option agreement for acceleration of the vesting and exercisability of the option upon such circumstances in connection with a Change in Control as the Board determines in its discretion. Options that are not assumed, replaced or exercised prior to the Change in Control will terminate.

      Termination or Amendment. The 1999 Plan will continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under the plan have been issued and all restrictions on such shares under the terms of the plan and the agreements evidencing options granted under the plan have lapsed, provided that all incentive stock options must be granted within 10 years of the date on which the Board adopted the 1999 Plan. The Board may terminate or amend the 1999 Plan at any time. However, without stockholder approval, the Board may not amend the 1999 Plan to increase the total number of shares of common stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or effect any other change that would require stockholder approval under any applicable law. No termination or amendment may affect an outstanding option unless expressly provided by the Board, nor, in any event, may it adversely affect an outstanding option without the consent of the optionee, unless the amendment is necessary to comply with any applicable law.

Options Granted to Certain Persons

      The aggregate number of shares of common stock subject to options granted to certain persons under the 1999 Plan since its inception are as follows: (i) Jerry S. Rawls, President and Chief Executive Officer, 1,000,000 shares; (ii) Mark J. Farley, Senior Vice President, Engineering, 405,000 shares; (iii) Stephen K. Workman, Senior Vice President, Finance, Chief Financial Officer and Secretary, 365,000 shares; (iv) Richard Woodrow, former Senior Vice President, Sales and Marketing — Optics, 365,000 shares; (v) Fariba Danesh, Senior Vice President and Chief Operating Officer, 750,000 shares; (vi) Dallas W. Meyer, former Vice President — Operations, 1,000,000 shares; (vii) all current executive officers as a group, an aggregate of 2,520,000 shares; (viii) all current directors who are not executive officers as a group, an aggregate of 240,000 shares; and (ix) all employees, including current officers who are not executive officers, as a group, an aggregate of 56,419,144 shares. Since its inception, no options have been granted under the 1999 Plan to any other nominee for election as a director, or any associate of any such director, nominee or executive officer, and no other person has been granted five percent or more of the total amount of options granted under the 1999 Plan.

Summary of U.S. Federal Income Tax Consequences

      The following summary is intended only as a general guide as to the U.S. federal income tax consequences of participation in the 1999 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

      Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. In such event, we will not be entitled to any corresponding deduction for federal income tax purposes. In the event of the optionee’s disposition of shares before both of these holding periods have been satisfied (a “disqualifying disposition”), the optionee will recognize ordinary income equal to the spread between the option exercise price and the fair market value of the shares on the date of exercise, but in most cases not to exceed the gain realized on the sale, if lower. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by Finisar for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

      In general, the difference between the option exercise price and the fair market value of the shares on the date when an incentive stock option is exercised, or at such later time as the shares vest, is treated as an adjustment in computing income that may be subject to the alternative minimum tax, which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

      Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options are nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income upon receipt of such an option. Upon exercising a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the difference between the exercise price paid and the fair market value of the shares on the date when the option is exercised or such later date as the shares vest (the later of such dates being referred to as the “determination date”). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to treat the exercise date as the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss. Finisar generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

Vote Required and Board of Directors’ Recommendation

      The affirmative vote of a majority of the shares of our common stock present, either in person or by proxy, and entitled to vote is required for approval of this proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of this vote.

      The Board of Directors believes that the Section 162(m) Qualifying Provisions of the 1999 Plan are in the best interests of Finisar and its stockholders for the reasons stated above. Therefore, the Board of Directors unanimously recommends a vote “FOR” approval of the Section 162(m) Qualifying Provisions of the 1999 Plan.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      Ernst & Young LLP has been appointed to be Finisar’s independent auditors for the fiscal year ending April 30, 2004. Ernst & Young LLP has acted in such capacity since its appointment in fiscal year 1999. A representative of Ernst & Young LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Vote Required and Board of Directors’ Recommendation

      The affirmative vote of a majority of the votes cast affirmatively or negatively at the annual meeting of stockholders at which a quorum representing a majority of all outstanding shares of our common stock is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes will have any effect on the outcome of the proposal.

      The Board of Directors unanimously recommends a vote “FOR” the appointment of Ernst & Young LLP as our independent public auditors for the fiscal year ending April 30, 2004.

STOCKHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

      We have an advance notice provision under our bylaws for stockholder business to be presented at meetings of stockholders. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to our Secretary. To be timely, a stockholder proposal must be received at our principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year’s proxy statement or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

      Proposals of stockholders intended to be presented at the next annual meeting of the stockholders of Finisar must be received by us at our offices at 1308 Moffett Park Drive, Sunnyvale, California 94089, no later than April 30, 2004 and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in our proxy statement for that meeting.

TRANSACTION OF OTHER BUSINESS

      At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2003 annual meeting of stockholders of Finisar other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

Stephen K. Workman
Secretary

August 28, 2003

Appendix A

FINISAR CORPORATION

CHARTER OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS

I.     Statement of Policy

      This Charter specifies the scope of the responsibilities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Finisar Corporation (the “Company”) and the manner in which those responsibilities shall be performed, including the Committee’s structure, processes and membership requirements.

      The primary purpose of the Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing and reporting to the Board on the integrity of the financial reports and other financial information provided by the Company to any governmental body or to the public, and on the Company’s compliance with legal and regulatory requirements. The Committee shall also review the qualifications, independence and performance, and approve the terms of engagement, of the Company’s independent auditor and prepare any reports required of the Committee under rules of the Securities and Exchange Commission. Consistent with these functions, the Committee shall encourage continuous improvement of, and foster adherence to, the Company’s financial policies, procedures and practices at all levels. The Committee’s primary duties and responsibilities are to:

•	Retain the Company’s independent auditor, evaluate their independence, qualifications and performance, and approve the terms of engagement for audit services and non-audit services.

•	Review with management and the Company’s independent auditor, as appropriate, the Company’s financial reports and other financial information provided by the Company to any governmental body or the public, and the Company’s compliance with legal and regulatory requirements.

•	Regularly communicate with the Company’s independent auditor and financial and senior management and regularly report to the Board.

•	Establish and observe complaint procedures regarding accounting, internal auditing controls and auditing matters.

•	Prepare any reports required by the Securities and Exchange Commission.

      The Company shall provide appropriate funding, as determined by the Committee, to permit the Committee to perform its duties under this Charter and to compensate its advisors. The Committee, at its discretion, has the authority to initiate special investigations and, if appropriate, hire special legal, accounting or other outside advisors or experts to assist the Committee to fulfill its duties under this Charter. The Committee may also perform such other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

II.     Organization and Membership Requirements

      The Committee shall be comprised of three or more directors selected by the Board, each of whom shall satisfy the independence and experience requirements of Nasdaq. In addition, the Committee shall not include any member who:

•	accepts any consulting, advisory, or other compensatory fee from the Company, other than in his or her capacity as a member of the Committee, the Board, or any other committee of the Board, or

•	is an affiliated person of the Company or any subsidiary of the Company.

      Each member of the Committee must be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. In addition, at least one member shall have past employment experience in finance or accounting, professional certification in accounting, or other comparable experience or background that results in the member being financially sophisticated. Such experience may include being, or having been, a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities. At least one member shall be a financial expert as determined in accordance with the rules and regulations of the Securities and Exchange Commission. No Committee member shall simultaneously serve on the audit committee of more than three public companies.

      The members of the Committee shall be appointed by the Board and shall serve until their successors are duly elected and qualified or their earlier resignation or removal. Any member of the Committee may be replaced by the Board. Unless a chairman of the Committee is elected by the full Board, the members of the Committee may designate a chairman by majority vote of the full Committee membership.

III.     Meetings

      The Committee shall meet as often as it determines appropriate, but not less frequently than quarterly. The Committee may form and delegate authority to subcommittees when appropriate, or to one or more members of the Committee. The Committee shall meet with management and the independent auditor in separate executive sessions as appropriate, but at least quarterly. The Committee shall meet with the Company’s independent auditor and management on a quarterly basis to review the Company’s financial statements, financial reports and other public disclosure of the Company’s financial condition and results of operations. The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board. The Committee will also record summaries of its recommendations to the Board in written form, which will be incorporated as part of the minutes of the Board meeting at which those recommendations are presented.

IV.     Committee Authority and Responsibilities

A.	Oversight of the Company’s Independent auditor

      The Committee shall be solely responsible for the engagement of any independent auditor employed by the Company for the purpose of preparing or issuing an audit report or related work and shall be directly involved in the oversight of such engagement. Each independent auditor shall report directly to the Committee. The Committee shall:

1. Obtain periodically from the independent auditor a formal written statement of the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, and, in particular, describing all relationships between the auditor and the Company, and discuss with the auditor any disclosed relationships or services that may impact auditor objectivity and independence.

2. Obtain and review annually a report from the independent auditor describing (i) the auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review or peer reviews or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues, and (iii) all relationships between the independent auditor and the Company.

3. Evaluate annually the qualifications, performance and independence of the independent auditor, including whether the independent auditor’s quality control procedures are adequate, the review and evaluation of the lead partner of the independent auditor, taking into account the opinions of management and the Company’s internal auditors, and report to the Board on its conclusions, together with any recommendations for additional action.

4. Assure the rotation, as required by law, of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit every five years.

5. Approve in advance the engagement of the independent auditing firm for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that the Audit Committee may form and delegate to subcommittees of one or more members the authority to grant preapprovals for audit and permitted non-audit services; and provided further that the decisions of such subcommittees to grant any such preapprovals shall be presented to the Audit Committee at its next schedule meeting.

6. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

7. Approve as necessary the termination of the engagement of the independent auditor and select a replacement independent auditor.

8. Establish policies for the hiring of employees or former employees of the independent auditor who participated in any capacity in any audit of the Company, taking into account the impact of such policies on auditor independence.

9. Regularly review with the independent auditor any significant difficulties encountered during the course of the audit, any restrictions on the scope of work or access to required information and any significant disagreement among management and the independent auditor in connection with the preparation of the financial statements. Review with the independent auditor any accounting adjustments that were noted or proposed by the auditor but that were “passed” (as immaterial or otherwise), any communications between the audit team and the auditor’s national office respecting auditing or accounting issues presented by the engagement and any “management” or “internal control” letter or schedule of unadjusted differences issued, or proposed to be issued, by the auditor to the Company.

10. Review with the independent auditor on a quarterly basis the critical accounting policies and practices used by the Company, all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that the independent auditor has discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor.

B. Review of Financial Reporting Policies and Processes

      To fulfill its responsibilities and duties, to the extent that it deems necessary or appropriate, and in addition to the items described above, the Committee shall:

1. Review and discuss with management and the independent auditor the Company’s annual audited financial statements, and any certification, report, opinion or review rendered by the independent auditor, and recommend to the Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K.

2. Review and discuss with management and the independent auditor the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in connection with the Company’s annual report on Form 10-K.

3. Review and discuss with management and the independent auditor the Company’s quarterly financial statements and the Company’s disclosure under “Management’s Discussion and Analysis of Results of Operation.”

4. Review and discuss press releases regarding the Company’s financial results and other information provided to securities analysts and rating agencies, including any “pro forma” or adjusted financial information.

5. At least quarterly, meet separately with management and with the independent auditor.

6. Review with management and the independent auditor any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

7. Review annually with management its assessment of the effectiveness of the Company’s internal control structure and procedures for financial reporting (“Internal Controls”), and review annually with the independent auditor the attestation to and report on, the assessment made by management, and consider whether any changes to the Internal Controls are appropriate in light of management’s assessment or the independent auditor’s report.

8. Review quarterly with management its evaluation of the Company’s procedures and controls (“Disclosure Controls”) designed to assure that information required to be disclosed in its periodic public reports is recorded, processed, summarized and reported in such reports within the time periods specified by the Securities and Exchange Commission for the filing of such reports, and consider whether any changes are appropriate in light of management’s evaluation of the effectiveness of such Disclosure Controls.

9. Review and discuss with management and the independent auditor any off-balance sheet transactions or structures and their effect on the Company’s financial results and operations, as well as the disclosure regarding such transactions and structures in the Company’s public filings.

10. Review with management and the independent auditor the effect of regulatory and accounting initiatives on the financial statements. Review any major issues regarding accounting principles and financial statement presentations, including any significant changes in selection of an application of accounting principles. Consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor or management.

11. Review with the independent auditor and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

12. Report to the Board regarding any audit opinions that contain “going concern” qualifications.

C. Risk Management, Related Party Transactions, Legal Compliance and Ethics

      To further fulfill its responsibilities and duties, to the extent that it deems necessary or appropriate, and in addition to the items described above, the Committee shall:

1. Review with the principal executive and financial officers of the Company any report on significant deficiencies in the design or operation of Internal Controls which could adversely affect the Company’s ability to record, process, summarize or report financial data, any material weaknesses in Internal Controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

2. Establish a procedure for the receipt from management of a description of proposed transactions between the Company and any related parties. Consider and approve such transactions after reviewing each such transaction for potential conflicts of interests and other improprieties.

3. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Adopt, as necessary, appropriate remedial measures or actions with respect to such complaints or concerns.

4. Adopt a Code of Ethics for senior financial officers and provide for and review prompt disclosure to the public of any change in, or waiver of, such Code of Ethics. Review conduct alleged to be in violation of such Code of Ethics and adopt as necessary or appropriate, remedial, disciplinary, or other measures with respect to such conduct. Take such actions, including review of conduct alleged to be in violation of the Company’s Code of Business Conduct and Ethics, and adoption of remedial, disciplinary, or other measures with regard to such actions, as may be necessary or appropriate under the Code of Business Conduct and Ethics.

5. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies that raise material issues regarding the Company’s financial statements or accounting policies.

6. Review management’s monitoring of compliance with the Foreign Corrupt Practices Act.

7. Discuss guidelines and policies to govern the process by which risk assessment and management is undertaken and handled. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

8. Review with the Company’s legal counsel and accounting advisors and report to the Board on legal compliance matters, including insider trading policies and disclosure of insider and related-party transactions. Meet with legal counsel and discuss any report provided by such counsel concerning evidence of a material violation of securities laws or breach of fiduciary duty or similar violation by the Company or any agent, and adopt, as necessary, appropriate remedial measures or sanctions with respect to the violation.

9. Prepare the Committee’s report required by the rules of the Securities Exchange Commission to be included in the Company’s annual proxy statement.

10. Regularly report to the Board on the Committee’s activities, recommendations and conclusions.

11. Review and reassess the Charter’s adequacy at least annually.

FINISAR CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
October 1, 2003

     The undersigned hereby appoints Jerry S. Rawls and Stephen K. Workman, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Finisar Corporation (the “Company”) to be held at the Wyndham Garden Hotel at 1300 Chesapeake Terrace, Sunnyvale, CA on October 1, 2003 at 10:00 a.m., and any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE TWO NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

FINISAR CORPORATION

October 1, 2003

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

- Please detach along perforated line and mail in the envelope provided. -

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND A VOTE FOR PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	[x]

PROPOSAL 1. To elect directors to hold office for three years or until their successors are elected.

NOMINEES:
[ ] FOR ALL NOMINEES	O	Roger C. Ferguson
	O	Larry D. Mitchell

[ ] WITHHOLD AUTHORITY FOR ALL NOMINEES

[ ] FOR ALL EXCEPT (See instructions below)

		FOR	AGAINST	ABSTAIN
PROPOSAL 2.	To approve certain provisions of the 1999 Stock Option Plan.	[ ]	[ ]	[ ]

PROPOSAL 3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors.	[ ]	[ ]	[ ]

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:   ●

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.   [   ]

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

FINISAR CORPORATION

October 1, 2003

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.

TELEPHONE — Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have your control number and proxy card available when you call.

COMPANY NUMBER

ACCOUNT NUMBER

CONTROL NUMBER

- Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone. -

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND A VOTE FOR PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	[x]

PROPOSAL 1. To elect directors to hold office for three years or until their successors are elected.

NOMINEES:
[ ] FOR ALL NOMINEES	O	Roger C. Ferguson
	O	Larry D. Mitchell

[ ] WITHHOLD AUTHORITY FOR ALL NOMINEES

[ ] FOR ALL EXCEPT (See instructions below)

		FOR	AGAINST	ABSTAIN
PROPOSAL 2.	To approve certain provisions of the 1999 Stock Option Plan.	[ ]	[ ]	[ ]

PROPOSAL 3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors.	[ ]	[ ]	[ ]

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here:   ●

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.   [   ]

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.